Filed Pursuant to Rule 433

Registration Nos. 333-171055-01

333-171055-02

333-171055-03

Citibank Credit Card Issuance Trust

Preliminary Term Sheet dated August 7, 2013

$[            ] Floating Rate Class 2013-A5 Notes of November 2014

(Legal Maturity Date November 2016)

The issuance trust proposes to issue and sell Class 2013-A5 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated August 1, 2013, as supplemented. The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2013-A4 Notes described in the prospectus supplement dated August 1, 2013 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust

Principal Amount:	$[ ]

Initial Nominal Liquidation Amount:	Principal Amount

Interest Rate:	One-month LIBOR plus [ ]% per annum. For the initial interest period, LIBOR will be interpolated between one-month and two-month LIBOR

Expected Principal Payment Date:	November 24, 2014

Legal Maturity Date:	November 25, 2016

Expected Issuance Date:	August 13, 2013

Date Interest Begins to Accrue:	Issuance Date

Interest Payment Dates:	24th day of each month, beginning September 2013; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making principal and interest payments on the 24th day of every month

Price to Public:	$[ ] (or 100.00%)

Underwriting Discount:	$[ ] (or [ ]%)

Proceeds to Issuance Trust:	$[ ] (or [ ]%)

Underwriters and Allocations:	Citigroup, $[ ]

BofA Merrill Lynch, $[ ]

Barclays, $[ ]

RBS, $[ ]

Underwriters’ Concession:	[ ]%

Reallowance Concession:	[ ]%

Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes

Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes

Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes

No Listing:	These Class A notes will not be listed on any stock exchange.

Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount

Outstanding Notes of the Citiseries:	As of August 7, 2013, there were 33 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $22,068,931,344, consisting of:

Class A notes $19,240,931,344

Class B notes $1,212,000,000

Class C notes $1,616,000,000

In addition, on August 8, 2013 the issuance trust expects to issue $875,000,000 aggregate principal amount of 1.11% Class 2013-A3 Notes of July 2016 (Legal Maturity July 2018), $925,000,000 aggregate principal amount of Floating Rate Class 2013-A4 Notes of July 2018 (Legal Maturity July 2020), $210,000,000 aggregate principal amount of Floating Rate Class 2013-B4 Notes of July 2014 (Legal Maturity Date July 2016) and $280,000,000 aggregate principal amount of Floating Rate Class 2013-C4 Notes of July 2014 (Legal Maturity Date July 2016).

As of August 7, 2013, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 1.98% per annum, consisting of:

Class A notes 2.14% per annum

Class B notes 0.56% per annum

Class C notes 1.02% per annum

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number of the issuance trust’s registration statement is 333-171055-01. Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.